                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             HATHAWAY CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                              HATHAWAY CORPORATION
                            8228 PARK MEADOWS DRIVE
                           LITTLETON, COLORADO 80124

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER 26, 1995

To the shareholders of
Hathaway Corporation:

  You are hereby notified that the annual meeting of shareholders (the Annual Meeting) of Hathaway Corporation, a Colorado corporation (the Company), will be held on October 26, 1995 at 2:30 p.m. (Mountain Time) at 8228 Park Meadows Drive, Littleton, Colorado, for the following purposes:

  1. to elect five persons to the Company's Board of Directors to serve until the next annual meeting of shareholders or until their successors are duly elected and have qualified;

  2. to vote on a shareholder proposal, if presented; and

  3. to consider and act upon such other business as may properly be presented for action at the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on September 1, 1995 as the record date (the "Record Date") for the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. The Company's transfer books will not be closed.

  The Board of Directors of the Company extends a cordial invitation to all shareholders to attend the Annual Meeting, as it is important that your shares be represented at the meeting. Even if you plan to attend the Annual Meeting, you are strongly encouraged to mark, date, sign and mail the enclosed proxy in the return envelope provided as promptly as possible.

  You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you are unable to attend, your written proxy will assure that your vote is counted.

                                          By Order of the Board of Directors

                                          LOGO

                                          Richard D. Smith
                                          Secretary

Denver, Colorado
September 29, 1995

                              HATHAWAY CORPORATION
                            8228 PARK MEADOWS DRIVE
                           LITTLETON, COLORADO 80124

                                PROXY STATEMENT

  This proxy statement and the accompanying proxy card are being furnished to the holders of common stock, no par value (Common Stock), of Hathaway Corporation, a Colorado corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the annual meeting of shareholders (the Annual Meeting) to be held on October 26, 1995 at 2:30 p.m. (Mountain Time) at the Company's offices at 8228 Park Meadows Drive, Littleton, Colorado, for the purposes set forth in the accompanying notice of annual meeting of shareholders. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about September 29, 1995.

                            QUORUM AND VOTING RIGHTS

  The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted as shares present in determining whether a quorum is present. The affirmative vote of the holders of two-thirds of the shares of Common Stock entitled to vote at the Annual Meeting is required for the election of directors (Item 1). Since election of directors requires the approving vote to be measured against all shares of Common Stock entitled to vote, withholding authority (including broker non-votes) from that vote is the equivalent of a vote against election of nominated directors. Approval of Item 2 requires the affirmative vote of a majority of the votes cast at the meeting. Broker non-votes and abstentions will not be counted as affirmative or negative in determining the number of shares voted on Item 2. The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on September 1, 1995 (the Record Date). As of the close of business on the Record Date, there were 4,265,583 shares of Common Stock outstanding, each of which is entitled to one vote at the Annual Meeting.

  All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted FOR the election of the five nominees for director, AGAINST the shareholder proposal to sell the Company, and in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by filing with the Secretary of the Company written revocation of his or her proxy prior to the voting thereof, giving a duly executed proxy bearing a later date, or voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in itself revoke his or her proxy.

  Solicitation of proxies for use at the Annual Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no special compensation for any solicitation activities. In addition, the Company has retained the services of D.F. King & Co. Inc. to aid in the solicitation of proxies in person, by mail, telephone or telegram at a fee of $5,000 plus expenses. The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and the Company will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the proxy statement, proxy card and all materials used in the solicitation of proxies to shareholders of the Company, and all clerical and other expenses of such solicitation, will be borne by the Company.

                         ITEM 1: ELECTION OF DIRECTORS

  The Company's articles of incorporation and bylaws provide for a board consisting of not less than three and not more than six persons, as such number is determined by the Board of Directors. The board has determined that the board will consist of five directors, all of whom will be elected annually, to serve until the next annual meeting of shareholders or until their successors are elected and qualified. The affirmative vote of the holders of two-thirds of the shares of Common Stock entitled to vote at the Annual Meeting is required for the election of directors. If the number of votes required for the election of directors is not received directors will continue in office until the next annual meeting or until removed. Unless authority is withheld, it is intended that the shares represented by proxy at the Annual Meeting will be voted in favor of the five nominees named below. All nominees have agreed to serve if elected.

  If any nominee becomes unable or unwilling to serve at the time of the Annual Meeting, the shares of Common Stock represented by proxy at the Annual Meeting will be voted for the election of such other person as the Board of Directors of the Company may recommend.

          MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE NAMED.

NOMINEES

  The following information concerning the nominees for election as directors has been provided by the respective nominee:

          NAME           AGE                  POSITION WITH THE COMPANY
          ----           ---                  -------------------------
   Eugene E. Prince       63 President, Chief Executive Officer and Chairman of the Board
                             of Directors
   Marvin J. Fein         75 Director
   Chester H. Clarridge   65 Director
   Graydon D. Hubbard     61 Director
   George J. Pilmanis     57 Director

  Mr. Prince has served as President and a director of the Company since October, 1975, as Chief Executive Officer since September, 1976 and as Chairman of the Board of Directors since January, 1981.

  Mr. Fein has served as a director of the Company since 1977. He has been a private investor for more than the past five years.

  Mr. Clarridge has served as a director of the Company since 1989. He has been a private consultant in the instrumentation and control industry since 1978.

  Mr. Hubbard has served as a director of the Company since 1991. He is a retired certified public accountant and was a partner of Arthur Andersen LLP, the Company's independent public accountants, in its Denver office for more than five years prior to his retirement in November 1989. Mr. Hubbard is also an author.

  Mr. Pilmanis has served as a director of the Company since 1993. He is chairman and president of Balriga International Corp., a privately held company concerned with business development in the Far East and Eastern Europe. From April 1989 to June 1994 he was president, CEO and a director of Novatank Corp, a privately held company which manufactures fiberglass storage tanks. In October 1994 Novatank Corp, which was then in voluntary liquidation, filed for bankruptcy under Federal bankruptcy laws. From May, 1987 to February, 1989, he was executive vice president of BI Inc., a publicly held company which is the leading manufacturer and marketer of electronic home incarceration devices used by corrections agencies. Mr. Pilmanis has been a director of BI Inc. since 1981.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held four meetings during the fiscal year ended June 30, 1995. Each director attended 75% or more of the total number of meetings of the board held during the period for which he has been a director and all committees of the board on which such director served.

  The Board of Directors has established an Audit Committee and a Compensation Committee, each of which is composed of directors who are not employees of the Company. No nominating committee has been established. The Board of Directors selects the Company's nominees for election to the board. The board will consider nominees recommended by shareholders who meet the requirements for shareholder proposals set forth on the last page of the Proxy Statement.

  The principal responsibilities of the Audit Committee are to make recommendations to the Board of Directors concerning the selection of the firm of independent auditors and the scope of auditing and accounting matters and to consult with the Company's independent auditors regarding auditing and accounting matters. The members of the Audit Committee are Messrs. Clarridge (Chairman) and Fein. The Audit Committee held one meeting during the fiscal year ended June 30, 1995.

  The principal responsibility of the Compensation Committee is to make recommendations to the Board of Directors concerning the compensation of the Company's management employees including its executive officers. The members of the Compensation Committee are Messrs. Hubbard (Chairman) and Pilmanis. The Compensation Committee held one meeting during the fiscal year ended June 30, 1995.

                               EXECUTIVE OFFICERS

  Set forth below is information regarding the Executive Officers of the Company as of September 1, 1995.

          NAME       AGE                  POSITION WITH THE COMPANY
          ----       ---                  -------------------------
   Eugene E. Prince   63 President, Chief Executive Officer and Chairman of the Board
                         of Directors
   Richard D. Smith   48 Executive Vice President, Treasurer, Secretary and Chief
                         Financial Officer

  Information with respect to Mr. Prince's employment experience is provided above.

  Mr. Smith has been Executive Vice President of the Company since August, 1993. He has been Vice President of Finance and Treasurer since June 1983. From June 1983 until March 1986, Mr. Smith was the Company's Secretary. From March 1986 to January 1990, he was Assistant Secretary. Since January 1990, Mr. Smith has resumed the responsibilities of Secretary.

INDEBTEDNESS OF MANAGEMENT

  The Company encourages officers and directors to own shares in the Company and has lent money to officers and directors for the purpose of purchasing shares. During fiscal year 1995 Richard D. Smith, Executive Vice President, Secretary, Treasurer and CFO had an outstanding loan in the principal amount of $133,652 which he obtained for the purpose of exercising stock options. This loan was made pursuant to an Officer and Director Loan Plan which was approved by shareholders. Interest is payable at the applicable treasury rate which was 5.55% per annum during the first six months and 7.07% per annum during the last six months. The largest aggregate amount of indebtedness, including accrued interest, outstanding during fiscal year 1995 was $140,986. The amount outstanding, including accrued interest, as of September 1, 1995, was $139,747. Mr. Smith paid accrued interest on December 31, 1994. The difference between interest paid by Mr. Smith and interest at a fair market value rate is considered compensation to Mr. Smith.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table and notes set forth, as of the Record Date, the beneficial ownership, as defined by the regulations of the Securities and Exchange Commission, of Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (based on the records of the Company's stock transfer agent), each director, each executive officer and all persons who serve as executive officers and directors of the Company, as a group.

             NAME AND ADDRESS OF             AMOUNT AND NATURE OF   PERCENT OF
              BENEFICIAL OWNER              BENEFICIAL OWNERSHIP(1)  CLASS(2)
             -------------------            ----------------------- ----------
   Eugene E. Prince                                1,076,662(3)       25.1%
   8228 Park Meadows Drive
   Littleton, Colorado 80124
   Richard D. Smith                                  279,760(4)        6.5%
   8228 Park Meadows Drive
   Littleton, Colorado 80124
   William Hugh Hintze                               327,442(5)        7.7%
   Suite 19N, The Greenway
   14 Greenway Plaza
   Houston, TX 72040
   Frederick Dorwart                                 275,940(6)        6.5%
   Frederick Dorwart, Lawyers
   Old City Hall
   124 East 4th Street
   Tulsa, OK 74103-5010
   Chester H. Clarridge                              160,988(7)        3.8%
   Marvin J. Fein                                     50,627(8)        1.2%
   Graydon D. Hubbard                                 26,000(9)        --
   George J. Pilmanis                                  4,500(10)       --
   Directors and executive officers of the
    Company as a group
    (6 persons)                                    1,422,841(11)      32.7%

--------
(1) All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is shown for holdings of less than 1%.

(3) Includes 30,000 shares of Common Stock which Mr. Prince has the right to acquire within 60 days of the Record Date upon exercise of options and 175,696 shares of Common Stock held by the Employees' Stock Ownership Plan and Trust (the "ESOP") as of the Record Date, as to which Mr. Prince could be deemed to have shared investment power as a trustee of the ESOP, (this same number of shares is included under Mr. Smith's beneficial ownership in footnote (4)) which includes 18,863 shares of Common Stock credited to the ESOP account of Mr. Prince. Includes 88,800 shares of Common Stock held by the Prince Children's Trusts, of which Mr. Prince's wife is trustee and as to which Mr. Prince disclaims beneficial ownership.

(4) Includes 21,000 shares of Common Stock which Mr. Smith has the right to acquire within 60 days of the Record Date upon exercise of outstanding options and 175,696 shares of Common Stock held by the ESOP as of the Record Date, as to which Mr. Smith could be deemed to have shared investment power as a trustee of the ESOP (this same number of shares is included under Mr. Prince's beneficial ownership in footnote (3)), which includes 3,680 shares of Common Stock credited to the ESOP account of Mr. Smith. Includes 82,164 shares of Common Stock held by Smith Family Trust, of which Mr. Smith is trustee.

(5) Includes 275,940 shares of Common Stock as to which Mr. Hintze shares voting power with Frederick Dorwart, co-trustee of the A.J. Hintze Qualified Trust (this same number of shares is included under Mr. Dorwart's beneficial ownership in footnote (6)).

(6) Mr. Dorwart shares voting power with William Hugh Hintze, co-trustee of the A.J. Hintze Qualified Trust (this same number of shares is included under Mr. Hintze's beneficial ownership in footnote (5)).

(7) Includes 10,500 shares of Common Stock which Mr. Clarridge has the right to acquire within 60 days of the Record Date upon exercise of outstanding options. Includes 17,212 shares of Common Stock owned by a trust of which Mr. Clarridge's wife is trustee, as to which Mr. Clarridge disclaims beneficial ownership. Includes 133,276 shares of common stock held by a trust as to which Mr. Clarridge shares voting and investment powers as a trustee.

(8) Includes 10,500 shares of Common Stock which Mr. Fein has the right to acquire within 60 days of the Record Date upon exercise of outstanding options.

(9) Includes 13,500 shares of Common Stock which Mr. Hubbard has the right to acquire within 60 days of the Record Date upon exercise of outstanding options. Includes 5,000 shares of Common Stock held by Hubbard Family Partnership as to which Mr. Hubbard is managing general partner.

(10) Consists of 4,500 shares of Common Stock which Mr. Pilmanis has the right to acquire within 60 days of the Record Date upon exercise of outstanding options.

(11) Includes 90,000 shares of Common Stock which directors and executive officers have the right to acquire within 60 days of the Record Date upon exercise of outstanding options and 175,696 shares of Common Stock held by the ESOP as to which Mr. Prince and Mr. Smith have shared investment power as trustees of the ESOP, which includes 22,543 shares of Common Stock held by the ESOP for the accounts of Messrs. Prince and Smith.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  The Board of Directors holds four full day meetings each year. Non-employee directors are compensated at the rate of $3,000 per full day meeting of the board, $900 for each additional one-half day meeting and $400 per hour for a phone meeting. Also, each director receives $900 per meeting attended of any committee of the board of which he is a member and $900 for each additional one-half day meeting. If a director attends a board or committee meeting which is held at a location outside of the Denver, Colorado area, he is compensated for travel time at the rate of $900 per each half day.

  Board members are compensated at the rate of $225 per hour for the time spent consulting with the Company at the request of the Board of Directors or the President, preparing minutes of the Audit or Compensation Committees and on special assignment of such committees. During the 1995 fiscal year, Mr. Hubbard received $1,125 for special assignment services. Mr. Clarridge and Mr. Hubbard each received $225 for preparation of Committee Minutes.

  Mr. Clarridge is a paid consultant to the Company primarily with respect to new business development for Power and Process Instrumentation. This arrangement requires at least 12 weeks work per year and may be terminated at any time. In fiscal year 1995 the consultant fee paid to Mr. Clarridge for these services was $57,000.

SUMMARY OF CASH AND OTHER COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows the compensation earned by the Chief Executive Officer and one other executive officer (the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000 for services to the Company during fiscal year 1995.

SUMMARY COMPENSATION TABLE

                                     ANNUAL
                                  COMPENSATION     ALL OTHER
   NAME AND PRINCIPAL          ------------------ COMPENSATION
        POSITION          YEAR SALARY($) BONUS($)     ($)
   ------------------     ---- --------- -------- ------------
Eugene E. Prince          1995 $248,962  $      0   $ 4,373(1)
Chairman, CEO, President
                          1994  250,008   162,922    67,695
                          1993  248,288         0    19,532
Richard D. Smith          1995  137,500         0     9,935(2)
Exec. V.P., CFO,
Secretary and Treasurer
                          1994  135,938    84,542    30,639
                          1993  123,813         0     6,961

--------
(1) All other compensation for Mr. Prince during fiscal year 1995 consists of
    (i) Company contributions to defined-contribution plans of $3,602, (ii) Company paid life insurance premiums of $11,760 and (iii) a negative accrual under the Long-Term Incentive Plan of $10,989. In the prior year an accrual under the Long Term Incentive Plan was computed based on achieving the target level of total shareholder return by June 30, 1996. The target level has not been achieved and the negative accrual shown is based on achieving the threshold level of total shareholder return by June 30, 1996. The amount represents market value of the Common Stock ($2.81275 based on the average of the closing bid and ask price on June 30, 1995) plus dividends paid for 11,667 shares, less $47,595 accrued in the prior year.

(2) All other compensation for Mr. Smith during fiscal year 1995 consists of
    (i) Company contributions to defined contribution plans of $3,602 (ii) Company paid life insurance premiums of $10,845 (iii) interest on a loan to Mr. Smith under the Officer and Director Loan Plan of $983 calculated as the difference between interest accrued and the fair market rate at the time the interest rate was set, and (iv) a negative accrual under the Long-Term Incentive Plan of $5,495. In the prior year an accrual under the Long Term Incentive Plan was computed based on achieving the target level of total shareholder return by June 30, 1996. The target level has not been achieved and the negative accrual shown is based on achieving the threshold level of total shareholder return by June 30, 1996. The amount represents market value of the Common Stock ($2.81275 based on the average of the closing bid and ask price on June 30, 1995) plus dividends paid for 5,834 shares, less $23,798 accrued in the prior year.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                  ESTIMATED FUTURE PAYOUTS
                                                UNDER NON-STOCK PRICE-BASED
           NUMBER OF                                       PLANS
         SHARES, UNITS  PERFORMANCE OR OTHER  --------------------------------
           OR OTHER         PERIOD UNTIL      THRESHOLD    TARGET    MAXIMUM
 NAME     RIGHTS (#)    MATURATION OR PAYOUT  (# SHARES) (# SHARES) (# SHARES)
 ----    -------------  --------------------  ---------- ---------- ----------
Eugene
 E.
 Prince         0      7/1/93 through 6/30/96   35,000     70,000    140,000
Richard
 D.
 Smith          0      7/1/93 through 6/30/96   17,500     35,000     70,000

  The Company's Long-Term Incentive Plan provides benefits based on a sliding scale of rising levels of achievement for return on equity and total shareholder return which are established by the Board of Directors. The plan is currently based on performance over a three year period and covers fiscal years ending in 1994, 1995 and 1996. (See the discussion of the Company's Long-Term Incentive Plan under the caption CEO Employment Agreement below.)

  In each of the first two years of the performance period, the future shares that will ultimately be awarded under the plan is estimated. The estimated number of shares is then multiplied by a fraction based on the number of periods elapsed in the performance period. In the second year, the total cumulative shares is compared to the total accumulated in the first year and an adjustment is made to bring the total to the cumulative amount.

  In the first year of the current performance period, it was assumed the target level of total shareholder return would be achieved and one-third of the performance period had elapsed. Based on all the information currently available, it is now assumed that the threshold level will be achieved and two-thirds of the performance period has elapsed. No adjustment to account for the change in assumptions and lapse of time is required.

OPTION GRANTS IN LAST FISCAL YEAR

  There were no options granted to the Named Executive Officers during fiscal 1995 under the Company's stock option plans.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information regarding option exercises during the 1995 fiscal year and unexercised stock options held as of the 1995 fiscal year-end by each of the Named Executive Officers:

                                                               VALUE OF UNEXERCISED
                                     NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
            SHARES                   OPTIONS AT FY-END (#)       AT FY-END ($)(1)
         ACQUIRED ON     VALUE     ------------------------- -------------------------
 NAME    EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
 ----    ------------ ------------ ----------- ------------- ----------- -------------
Eugene
 E.
 Prince      -0-          -0-        30,000           0        $9,375           0
Richard
 D.
 Smith       -0-          -0-        21,000           0         6,563           0

--------
(1) Fair market value of unexercised in-the-money options at fiscal year-end is based on the closing price of $2.625 of Common Stock on June 30, 1995.

CEO EMPLOYMENT AGREEMENT

  The Company has entered into an Employment Agreement (the "Agreement") with Eugene E. Prince, CEO, effective as of July 1, 1993 for a term of five years and continuing thereafter on a year-to-year basis unless the Company or the CEO gives at least 60 days notice prior to termination. The Agreement provides for a base salary of $250,000 per year and shall be reviewed for increase on a merit basis annually. In fiscal year 1996 his salary was increased to $260,000.

  The Agreement provides an annual bonus with respect to each fiscal year based on "return on equity" and a calculation of "total shareholder return." The bonus paid is a percentage of base compensation and is determined from a scale based on rising levels of achievement which are set by the Board of Directors for each fiscal year. Threshold levels must be achieved in order to earn the minimum payment. No annual bonus shall be paid if the average low price per share for the month of June for the fiscal year is less than the average low price per share for the month of June for the preceding fiscal year.

  Return on equity is determined by (i) dividing net profit after taxes for the fiscal year by (ii) the net worth of the Company at the beginning of the year. The Company will pay an annual cash bonus to the CEO in an amount from 10% up to 40% of current base salary based on the level of return on equity that is achieved for the year. Total shareholder return is calculated by determining
(i) the average low price per share for the month of June for the fiscal year plus cash dividends paid per share in such fiscal year and (ii) subtracting therefrom the average low price per share for the month of June of the immediately preceding fiscal year. The Company will pay an annual cash bonus to the CEO in an amount from 10% up to 40% of current base salary based on the level of total shareholder return that is achieved for the year. The total annual bonus paid may not exceed 80% of base salary.

  The CEO's long-term incentive benefit is based on return on equity and a calculation of total shareholder return computed over a three year period including fiscal years ending in 1994 to 1996. The payout is in shares of common stock. From 17,500 up to 70,000 shares of common stock are payable to the CEO based on the level of return on equity established by the Board of Directors for the three year period and from 17,500 up to 70,000 shares of common stock are payable based on the level of total shareholder return over the three year period. Under the long-term incentive benefit, achievement of the threshold total shareholder return is required to obtain awards under the return on equity measure. Performance levels may be adjusted annually during the performance period. The total long-term incentive payout may not exceed 140,000 shares.

  The Company has established a separate cash bonus payable to the CEO with respect to a disposition of certain subsidiaries or divisions of the Company. This bonus is payable in cash in an amount equal to a percentage of the cumulative pretax gain recognized on a disposition in an amount equal to 2% of the first $5 million of cumulative pretax gain, 1.75% of the next $4 million of pretax gain, 1.5% of the next $3 million of pretax gain, 1.25% of the next $2 million of pretax gain and 1% of any additional amount of pretax gain.

  The CEO participates in other benefits and perquisites as are generally provided by the Company to its employees. In addition, the Company will provide a long-term disability insurance program for the CEO, payment for an annual physical exam, payment of up to $5,000 each year for financial consulting, $500,000 of life insurance and an automobile.

  The Agreement includes provisions for payment upon death and disability. If the Agreement is terminated by the Company prior to a change in control, other than for cause, retirement or disability, base salary will be continued for one full year and benefits will be continued for the greater of the remaining term of the current contract or one full year. Upon such termination, provision is made for proration of the annual bonus and long-term incentive payout.

EXECUTIVE VICE PRESIDENT EMPLOYMENT AGREEMENT

  The Company has entered into an employment agreement with Richard D. Smith, Executive Vice President, effective as of July 1, 1993 which has the same term and provisions for continuation as are contained in the Agreement with the CEO. The Executive Vice President's base salary began in 1993 at $137,500. In fiscal year 1996 his salary was increased to $143,000. Mr. Smith's annual bonus is structured the same as the CEO's so that his total annual bonus payment will be pro rata to the CEO's according to their respective base salaries. The long-term incentive payments and special bonuses payable upon disposition of certain subsidiaries or divisions are structured similarly to the CEO's contract but payments will be equal to one half that payable to the CEO.

  Mr. Smith participates in other benefits and perquisites as are generally provided by the Company to its employees. In addition, the Company will provide a long-term disability insurance program for Mr. Smith, $500,000 of life insurance and an automobile.

  The agreement includes provisions for payment upon death and disability. Termination provisions are similar to those provided for the CEO.

CHANGE OF CONTROL ARRANGEMENTS

  In 1989 the Company entered into agreements with Messrs. Prince and Smith pursuant to which, upon termination (other than for cause) within 90 days prior to or at any time following a change of control of the Company or for good reason (as defined in the agreements), each is entitled to receive cash payments of base salary and benefits to the date of termination, a payment equal to 2.5 times the sum of current annual base salary plus the amount paid under the Incentive Compensation Plan for the preceding fiscal year, any incentive compensation due but unpaid and an allocation for incentive compensation for the current year up to the date of termination. These agreements expire December 31 of each year, however, they are extended automatically on January 1 of each year for a term of two years, unless notice of non-renewal is given by the

Company not later than the September 30 immediately preceding renewal. Management believes that change of control agreements benefit shareholders by providing security to management in the face of take-over threats; management will be motivated to remain with the Company and negotiate for the best possible deal for shareholders in the event of a disposition; providing for a smooth transition increases shareholder value. These benefit agreements are common at other public companies. They are not excessive and are within industry standards. The Board of Directors gave consideration to termination of these agreements and determined that the reasons for executing change of control agreements in 1989 continue today and decided not to give notice of non-renewal.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal year 1995 the Compensation Committee was comprised of Messrs. Hubbard and Pilmanis who are both non employees. See the caption EXECUTIVE COMPENSATION--COMPENSATION OF DIRECTORS for information concerning compensation paid to directors for attending and participating in board and committee meetings and special assignments.

--------
  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the performance graph on page 10 shall not be incorporated by reference into any such filings.
--------

                         COMPENSATION COMMITTEE REPORT

  In fiscal year 1994 the full board comprised the Compensation Committee and was responsible for setting the Company's policies with respect to employee compensation (except that Mr. Prince did not participate in discussions or decisions with respect to his own compensation). In fiscal year 1995 the Compensation Committee consisted of two board members.

  In fiscal year 1994 the Compensation Committee retained the Towers Perrin organization ("Towers Perrin"), nationally known consultants in the field of executive compensation, to provide information and advice on structuring compensation for the CEO. Towers Perrin submitted a recommended compensation package for the CEO which the Committee adopted and followed. The philosophy recommended by Towers Perrin and approved by the Committee expressed the intention to provide the CEO with a fair and competitive compensation package if Company performance is adequate to provide such a package. It was further recommended that the Committee position the CEO's compensation package within a complete range of the median of the electronic instruments industry. Based on the Towers Perrin report and recommendations, a base salary of $250,000 was established in fiscal 1994 with a target annual cash bonus of 40% of base salary up to a maximum of 80% of base salary and a target long term benefit of 70,000 shares up to a maximum of 140,000 shares of company common stock for achieving three year performance targets. Both the annual incentive bonus and the long term incentive payout are based on sliding scales for achieving predetermined performance targets established by the Board of Directors for return on equity and total shareholder return. Threshold levels must be achieved in order to earn the minimum payment under either the annual incentive plan or the long-term plan. No annual bonus shall be paid if the stock price in June of the current fiscal year is less than the stock price in June of the preceding fiscal year. Under the long term plan, achievement of the threshold total shareholder return is required to obtain awards under the return on equity measure.

  In fiscal year 1995 no bonus was paid based on total shareholder return because the stock price in June 1995 was below the threshold and no return on equity bonus was payable because the June 1995 stock price was below the prior June stock price and the return on equity was below the threshold. The Committee (Mr. Prince being absent during discussion of his salary) approved a base salary increase of 4% to $260,000 which is within a complete range of the median cash compensation for the electronic instruments industry. Key performance factors in this conclusion were that the Company has maintained profitability, product quality and market share despite declining core business.

                                                          GRAYDON D. HUBBARD
                                                          GEORGE J. PILMANIS

                               PERFORMANCE GRAPH

  The following performance graph reflects change in the Company's cumulative total stockholder return on common stock as compared with the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Measuring and Controlling Devices Index for the period of five fiscal years ended June 30, 1995.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    AMONG NASDAQ (U.S. COMPANIES), NASDAQ MEASURING DEVICES AND THE COMPANY


                            6/30/90  6/30/91  6/30/92  6/30/93  6/30/94  6/30/95
                            -------  -------  -------  -------  -------  -------
NASDAQ (U.S.)                 $100     $106     $127     $160     $162     $215
NASDAQ MEASURING DEVICES      $100     $107     $109     $117     $121     $203
HATHAWAY CORPORATION          $100     $ 68     $150     $ 71     $122     $ 83


                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock to report their ownership and any changes in that ownership to the Securities and Exchange Commission. The Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners have been met except that Forms 5 for Eugene E. Prince and Richard D. Smith covering an aggregate of 2 transactions for each were filed four days late.

                               CERTAIN LITIGATION

  In October 1994 William Hintze, acting on behalf of the Estate of A.J. Hintze and the A.J. Hintze Living Trust and A.J. Hintze Qualified Trust, brought an action against the Company in the District Court in Jefferson County, Colorado to require the Company to produce a shareholder list. This action was improperly filed in Jefferson County and the plaintiff dismissed the action without prejudice and on November 14, 1994 refiled the matter as case number 94CV405 in the District Court in Douglas County, Colorado under the caption Estate of A.J. Hintze, William Hintze, Trustee for the Estate of A.J. Hintze, A.J. Hintze Living Trust, A.J. Hintze Qualified Trust v. Hathaway Corporation. The plaintiffs had sought a copy of a list of shareholders of the Company and the Company had provided a list of record shareholders. Plaintiffs now seek to obtain a supplemental list of shareholders identifying the beneficial owners. The Company believes it has provided the list of shareholders as required by Colorado law. The plaintiff seeks an order compelling the Company to produce the full and complete shareholder list, which the Company believes it has provided, ordering the Company to pay the inspection and copying costs of plaintiff and to award plaintiff damages and costs, including reasonable attorneys fees. The Company has answered the complaint averring, among other things, that the Company has provided plaintiff with a list of shareholders of record which is all it is required to do by statute. The Company also avers that plaintiff does not meet the requirements of the Colorado statute requiring production of a shareholder list and is not entitled to the relief sought because it has failed to comply with various federal securities laws. The Company has filed a Motion for Summary Judgment on the grounds that plaintiffs do not meet the statutory requirements for inspection of shareholder records. A determination of this motion is now pending.

                         INDEPENDENT PUBLIC ACCOUNTANT

  Arthur Andersen LLP served as independent auditors of the Company for the fiscal year ended June 30, 1995. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. He will have an opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

  The Audit Committee of the Board of Directors has not yet made a recommendation to the Board of Directors with respect to the selection of independent certified public accountants for fiscal 1996.

                                 ANNUAL REPORT

  The Company's Annual Report for the year ended June 30, 1995 has been mailed to shareholders with this Proxy statement.

                          ITEM 2: SHAREHOLDER PROPOSAL

  The following proposal was submitted by the Estate of A.J. Hintze and the A.J. Hintze Qualified Trust, 2503 Hodges Bend Circle, Sugar Land, Texas 77479, holder of 275,940 shares of Common Stock.

Shareholder Proposal

  Resolved, it is requested that the Board of Directors seek potential buyers for the Corporation by taking all such actions deemed necessary or desirable in facilitating same which may include removal of the poison pill and golden parachute provisions.

Shareholder Supporting Statement

  The proponent of the above resolution is a trust holding over 270,000 shares of Hathaway common stock. Over the past several years, the proponent has been very disappointed in the low price of Hathaway stock as compared with 1987 when the value was above $9.00 per share. The proponent's representatives have voiced concerns to management, but all that comes forth is a statement that "things will get better." Last year, Global software was sold to its former management for $7 million after an independent appraisal set its value at near $11 million. See January 14, 1994 Proxy Statement. Large bonuses were paid to two of the chief corporate officers. Other than short-term price increases when extraordinary dividends were paid as a result of the sale, the stock price has languished. The proponent believes it will continue to do so under present management.

  At various times in the past, outside groups have shown interest in the Corporation and its products, but these offers have not received the degree of serious consideration that the proponent believes would be in the best interest of the Corporation.

  With at least five years to bring stock prices up and improve earnings on a long term basis, it seems clear that the Board Chairman has been unable to effect such a result. All this has taken place during a span when overall stock indexes have soared. In most other corporations, a new CEO already would be installed. However, Mr. Prince continues on. The proponent believes a change is long overdue.

  All in all, it is the proponent's conviction that Hathaway stock and earnings cannot reach its former high until significant changes in the compensation package of Hathaway's management are effected and the Corporation can engage in meaningful discussions with potential buyers. If you agree, please vote "Yes" on our proposals.

The Company's Statement in Opposition

  THE COMPANY RECOMMENDS SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL.

  The shareholder proposal requests the Board of Directors to seek potential buyers for the Company. The Board of Directors has given long and serious consideration to whether it should seek a disposition of the Company at this time. The board believes that the long term potential of the Company is substantially greater than the current market price. The public market is available for those shareholders who wish to dispose of their shares at this time. Competition in the Company's products is now significant and the board believes that any affirmation that the Company is for sale would result in serious competitive disadvantage. While the board believes it would be unwise to advertise the Company for sale, it will, of course, consider any serious proposals of interested parties on terms that would be fair to shareholders.

  The shareholder proposal refers to a "poison pill", which we assume to be a reference to the shareholder rights plan which was adopted in 1989. The purpose of a shareholder rights plan is to provide to the Company some assurance that it will have an opportunity to negotiate any proposed acquisition of the Company rather than succumb to a takeover effort that is entirely on the terms of the offeror. The shareholder rights plan can be terminated in the event of a transaction favorable to the Company. The board believes that continuation of the shareholder rights plan is in the best interest of shareholders.

  The shareholder proposal also refers to "golden parachutes" which we assume refers to severance agreements which the Company has with certain key employees. It is difficult to retain high quality, key employees, of which this Company has several, in the face of demands that the Company be sold. A sale of the Company might very well result in the dismissal of some of our key employees and without some assurance of job stability we are at risk of losing key employees in the current competitive market. In August 1995 the Board of Directors completed a review of our severance agreements and determined to add five additional key employees to our number of employees with severance benefits. The board thought this action was necessary to allay any unrest caused by the shareholder proposal that the Company seek a buyer. The board believes that retention of our key employees will be beneficial to shareholders in the event of a sale and under the circumstances the severance agreements are important to retaining key employees.

  The statement in support of the shareholder proposal refers to the sale of Global Software, Inc. in 1994 for $7 million "after an independent appraisal set its value at near $11 million." This statement is false. In the Company's proxy statement dated January 14, 1994 with respect to the special meeting of shareholders called to vote on the proposal to sell Global Software, it was made clear that the Company obtained advice from Broadview Associates (an investment banking firm specializing in mergers and acquisitions in the information technology industry) on the value of Global Software for sale purposes. This was clearly for the purpose of establishing an asking price. Broadview Associates suggested an asking price of $11,800,000. The proxy statement makes clear that this value was not an appraisal. The Company retained Broadview Associates to try to find a buyer for Global Software and no buyer could be found at any price. A sale to Global Software management was then negotiated and the Company asked Broadview Associates to render a fairness opinion. Broadview Associates then gave the only appraisal that was really prepared with respect to the sale of Global Software and concluded that a sale at $7 million was fair from a financial point of view. The proponent shareholder well knew these facts since they received a copy of the January 14, 1994 proxy statement, as did all other shareholders. The sale of Global Software was approved by vote of 68% of the shares authorized to vote and 87% of the shares voting on the sale. Shareholders should also know that the sale of Global Software was timely completed since it has incurred substantial losses since the sale.

  The shareholder statement also states that "at various times in the past, outside groups have shown interest in the Corporation and its products, but these offers have not received the degree of serious consideration that the proponent believes would be in the best interest of the Corporation." In 1989 TBG Investment Company, NV, acquired a greater than 5% interest in the Company which they stated to be for investment purposes. The Company was concerned that TBG might try to acquire the Company in an unfriendly tender offer. The Company maintained a communication with TBG until it disposed of its shares during 1990 to 1992. There have been only two other passive inquiries which may have been prompted by an interest in acquiring the Company. The Company gave attention to these inquiries until discussions were terminated by mutual agreement. The shareholder statement implies that there is significant outside interest in acquiring the Company but the facts simply do not support their statement.

  The shareholder statement is critical of management and compensation paid to management. The board strongly encourages shareholders to review the 1995 Annual Report (and previous annual reports if they are available). The Company's annual report addresses the issues of share price and management's performance. In 1994 the Company retained the Towers Perrin organization (nationally known consultants in the field of executive compensation) to provide information and advice on structuring compensation for the CEO. Towers Perrin submitted a recommended compensation package which was adopted and followed. Further information concerning executive compensation is included under the caption "Compensation Committee Report" on page 8 of the Company's proxy statement dated September 20, 1994, issued in connection with the 1994 annual meeting and on page 9 of this proxy statement.

  THE COMPANY RECOMMENDS SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Shareholders' proposals for the 1996 annual meeting of shareholders must be submitted in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement no later than June 1, 1996 in order to be included in the Company's 1996 proxy statement and proxy card.

                             ITEM 3: OTHER MATTERS

  The Board of Directors knows of no business to be presented for action at the Annual Meeting except as described above. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.

  PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

                                          HATHAWAY CORPORATION

September 29, 1995

-------------------------------------------------------------------------------

                              HATHAWAY CORPORATION

                            8228 PARK MEADOWS DRIVE

                           LITTLETON, COLORADO 80124

  The undersigned hereby appoints Eugene E. Prince and Richard D. Smith, or either of them, proxies of the undersigned, each with the power of substitution, and hereby authorizes them to vote, as designated below, all the shares of common stock, no par value, of the undersigned at the annual meeting of shareholders of Hathaway Corporation (the "Company") to be held on October 26, 1995, and at all adjournments thereof, with respect to the following:

ITEM 1. ELECTION OF DIRECTORS--Nominees:

    E. E. Prince, M.J. Fein, C.H. Clarridge, G.D. Hubbard and G.J. Pilmanis

   [_] FOR all nominees (except as            [_] WITHHOLD AUTHORITY
       indicated to the contrary below).          to vote for all nominees.


 INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW. IF AUTHORITY IS NOT EXPRESSLY WITHHELD, IT SHALL BE DEEMED GRANTED.

                     (to be signed and dated on other side)

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


-------------------------------------------------------------------------------

                          (continued from other side)
         MANAGEMENT RECOMMENDS VOTING "AGAINST" THE FOLLOWING PROPOSAL

ITEM 2. SHAREHOLDER PROPOSAL, if presented

        [_] FOR        [_] AGAINST        [_] ABSTAIN

   SHARES WILL BE VOTED AGAINST THIS PROPOSAL IF INSTRUCTIONS ARE NOT GIVEN.

ITEM 3. OTHER MATTERS--In the proxies' discretion, on such other business as may properly come before the Annual Meeting.

  This proxy is being solicited on behalf of the Board of Directors of the Company, and may be revoked prior to its exercise. This proxy, when properly executed, will be voted as directed above by the undersigned shareholder. If no direction is made, it will be voted FOR the nominees named in Item 1, AGAINST the shareholder proposal, if presented, in Item 2, and in the proxies' discretion on such other business as may properly come before the annual meeting in Item 3.

                                             ..................................

                                             By: ..............................

                                             YOUR SIGNATURE SHOULD APPEAR
                                             EXACTLY AS YOUR NAME APPEARS IN
                                             THE SPACE AT THE LEFT. FOR JOINT
                                             ACCOUNTS, ALL OWNERS SHOULD SIGN.
                                             WHEN SIGNING IN A FIDUCIARY OR
                                             REPRESENTATIVE CAPACITY, PLEASE
                                             GIVE YOUR FULL TITLE AS SUCH.

                                             Date: ......................, 1995

                                             PLEASE SIGN AND RETURN THIS PROXY
                                             IN THE ENCLOSED POSTAGE PAID
                                             ENVELOPE AS PROMPTLY AS POSSIBLE.

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